Exhibit 4.1

Exhibit 4.1 – Series D Preferred Certificate of Designation

Filed in the Office of	Business Number E062902014-3
/s/ Francisco V. Aguilar	Filing Number 20244052950
Filed On 05/10/2024 09:13:12 AM
Secretary of State State of Nevada	Number of Pages 5

CERTIFICATE OF DESIGNATION

of

SERIES D CONVERTIBLE PREFERRED STOCK

of

AMERICAN REBEL HOLDINGS, INC.

Establishing the

Voting Powers, Designations, Preferences, Limitations,

Restrictions, and Relative Rights of

Pursuant to NRS 78.195 of the

Laws of the State of Nevada

The rights, preferences, restrictions and other matters relating to the Series D Convertible Preferred Stock are as follows:

The number of shares constituting the Series D Convertible Preferred Stock shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series D Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series D Convertible Preferred Stock.

1. DESIGNATION. The Shares are designated as the Company’s Series D Convertible Preferred Stock (the “Shares”).

2. DEFINITIONS. For purposes of the Shares and as used in this Certificate, the following terms shall have the meanings indicated:

“Board” shall mean the board of directors of the Company or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Shares.

“Certificate” shall mean this Certificate of Designation of Rights and Preferences of the Shares.

“Closing Sale Price” means the last closing trade price for the Common Shares on the principal securities exchange or trading market where such Common Shares are listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such Common Shares in the over-the-counter market on the electronic bulletin board for such Common Shares as reported by Bloomberg, or, if no closing trade price, respectively, is reported for such security by Bloomberg, the average closing price of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

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“Common Shares” shall mean the shares of common stock, $0.001 par value, of the Company.

“Company” shall mean American Rebel Holdings, Inc., a Nevada corporation.

“Conversion Price” shall have the meaning set forth in subparagraph (a) of Section 3 hereof.

“Conversion Rights” shall have the meaning set forth in Section 3 hereof.

“Forced Conversion” shall have the meaning set forth in subparagraph (b) of Section 3 hereof.

“Forced Conversion Date” shall have the meaning set forth in subparagraph (b) of Section 3 hereof.

“Forced Conversion Notice” shall have the meaning set forth in subparagraph (b) of Section 3 hereof.

“Forced Conversion Notice Date” shall have the meaning set forth in subparagraph (b) of Section 3 hereof.

“Principal Market” means the Nasdaq Stock Market LLC.

“Shares” shall have the meaning set forth in Section 1 hereof.

“Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded.

3. CONVERSION. The holders of the Shares shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each Share, with an initial issuance price of $7.50, shall be convertible into Common Shares at a price per share of $1.50 (1 Share converts into 5 shares of Common Stock) (the “Conversion Price”), at the option of the holder thereof, at any time following the issuance date of such Share, at the office of this Company or any transfer agent for such stock. The Conversion Price shall not be adjusted for stock splits, stock dividends, recapitalizations or similar events.

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(b) Forced Conversion. If the Closing Sale Price of Common Shares during the ten consecutive Trading Day period ending and including the applicable Forced Conversion Notice Date (as defined below) has been at or above $2.25 per share (as adjusted for stock splits, stock dividends recapitalizations and similar events), then the Company shall have the right to require the Holder to convert all, or any portion of, the Shares held by such Holder for Common Shares in accordance with this Section 3(b) (the “Forced Conversion”) on the Forced Conversion Date (as defined below). The Company may exercise its right to require a Forced Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of Shares (the “Forced Conversion Notice” and the date all of the holders of Shares received such notice is referred to as the “Forced Conversion Notice Date”). The Forced Conversion Notice shall (x) state the date on which the Forced Conversion shall occur (the “Forced Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Forced Conversion Notice Date, and (y) state the aggregate number of Shares which are being converted in such Forced Conversion from the Holder and all of the other holders of the Shares pursuant to this Section 3(b) on the Forced Conversion Date. If the Company has elected a Forced Conversion, the mechanics of conversion set forth in Section 3(c) shall apply. If the Company elects to cause a Forced Conversion of the Shares pursuant to Section 3(b) then it must simultaneously take the same action with respect to all of the other Shares then outstanding on a pro rata basis.

(c) Mechanics of Conversion. Before any holder of Shares shall be entitled to convert the same into Common Shares, they shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Shares, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(d) No Impairment. This Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Shares against impairment.

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(e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Shares, in addition to such other remedies as shall be available to the holder of such Shares, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Articles of Incorporation.

(f) Notice. Any notice required by the provisions of this section to be given to the holders of Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

4.	STATUS OF ACQUIRED SHARES. All Shares issued or converted by the Company or Holder in accordance with Section 3 hereof, or otherwise acquired by the Company, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Company.

5.	OTHER RIGHTS. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Shares, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

6. VOTING RIGHTS.

(a) So long as any Shares are outstanding, the affirmative vote of the holders of more than two-thirds (66.7%) of the Shares then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

i.	Any amendment, alteration or repeal of any provisions of the Articles of Incorporation or this Certificate that materially and adversely affects the rights, preferences or voting power of the Shares; provided, however, that (a) the amendment of the Articles of Incorporation to increase or decrease the authorized amount of Shares, shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Shares;

ii.	A statutory share exchange, consolidation with or merger of the Company with or into another entity or consolidation of the Company with or merger of another entity into the Company, that in each case materially and adversely affects the rights, preferences or voting power of the Shares, unless in such case each Share shall be converted into or exchanged for an amount of cash equal to or greater than the applicable Conversion Price called for under Section 3 hereof at the time of such conversion or exchange or preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof that are materially the same as those of a Share; or

iii.	Approving any waiver or amendment of the restrictions set forth in paragraphs (d) or (e) of Section 3 hereof;

(b) For purposes of paragraph (a) of this Section 6, each Share shall have one vote per share. Except as required by applicable provisions of Nevada law, the Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action. No amendment to these terms of the Shares shall require the vote of the holders of Common Shares (except as required by law).

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In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Certificate of Designation is executed on behalf of the Company as of this 3rd day of May, 2024.

Company:

AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.

Charles A. Ross, Jr., CEO

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